Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

July 18, 2013

Cass Information Systems, Inc. Reports 2nd Quarter 2013 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services, reported second quarter 2013 earnings of $.52 per diluted share equaling the earnings it reported in the second quarter of 2012. Net income for the period was $6.1 million, slightly higher than the $6.0 million reported in 2012.

	2nd Quarter		% Change	YTD		% Change
	2013	2012		2013	2012
Transportation Dollar	$5.9 billion	$5.7 billion	3.6%	$11.3 billion	$11.0 billion	2.1%
Facility Expense Dollar	$2.8 billion	$2.6 billion	5.7%	$5.4 billion	$5.4 billion	.9%
Revenues	$29.2 million	$28.4 million	2.8%	$57.6 million	$56.8 million	1.4%
Net Income	$6.1 million	$6.0 million	1.9%	$12.1 million	$11.9 million	2.0%
Diluted Earnings per Share	$.52	$.52	—	$1.04	$1.03	1.0%

*	Includes Energy, Telecom and Environmental

2013 2nd Quarter Recap

Transaction volume, which generates fee income, increased in the transportation, telecom and environmental sectors despite an idling economy. Partially offsetting growth in those sectors were lower volumes in the energy marketplace, where recent competitor consolidation is affecting customer retention, even as new sales remain strong.

However, the primary impediment to earnings growth remained a historically low interest rate environment that continues to erode the company’s net interest margin. In the second quarter, Cass net investment income declined by $.5 million, or 5%.

Operating expenses were up for the quarter due to higher salary and benefit expenses.

“Factoring the sizable drag that low interest rates and lackluster economic growth exert on profitability, we are satisfied to post second quarter earnings consistent with year-ago results,” said Eric Brunngraber, Cass president and chief executive officer. “Although interest rates have remained historically low for nearly five years, the impact on Cass becomes more pronounced as longer-term, higher-yielding assets re-price, mature or are sold. We continue to respond by focusing our energies on our long-term objective of efficiently fostering growth across all business lines and positioning our company to benefit when the economy and interest rates improve.”

Six-Month 2013 Recap

For the six-month period ended June 30, 2013, the company earned $1.04 per diluted share, a 1% increase over the $1.03 per diluted share earned in the first half of 2012. Net income was $12.1 million, 2% higher than the $11.9 million earned in 2012. Revenues rose 1%, from $56.8 million in 2012 to $57.6 million in 2013.

Operating expenses were up 2%, or $.8 million, for the reasons previously cited.

Cash Dividend Declared

On July 15, 2013, the company’s board of directors declared a third quarter dividend of $.18 per share payable September 16, 2013 to shareholders of record September 5, 2013. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $33 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2012.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2013 and 2012:

	Quarter Ended June 30, 2013	Quarter Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Transportation Invoice Volume	7,935	7,295	15,279	14,168
Transportation Dollar Volume	$5,869,694	$5,665,600	$11,285,059	$11,047,691
Facility Expense Transaction Volume	4,800	4,556	9,418	9,133
Facility Expense Dollar Volume	$2,762,513	$2,613,459	$5,402,756	$5,356,987

Payment and Processing Fees	$17,448	$16,625	$34,024	$33,112
Net Investment Income	9,629	10,170	19,598	20,721
Gain on Sales of Securities	1,684	1,168	3,137	2,134
Other	435	444	871	874

Total Revenues	$29,196	$28,407	$57,630	$56,841

Salaries and Benefits	$16,280	$15,498	$32,538	$31,059
Occupancy	735	559	1,344	1,091
Equipment	923	884	1,831	1,747
Other	3,079	3,299	5,693	6,684

Total Operating Expenses	$21,017	$20,240	$41,406	$40,581

Income from Operations before Income Taxes	$8,179	$8,167	$16,224	$16,260
Income Tax Expense	2,106	2,205	4,119	4,390

Net Income	$6,073	$5,962	$12,105	$11,870

Basic Earnings per Share	$.53	$.53	$1.06	$1.05

Diluted Earnings per Share	$.52	$.52	$1.04	$1.03

Average Earning Assets	$1,176,943	$1,176,084	$1,171,498	$1,184,918
Net Interest Margin	3.77%	4.13%	3.86%	4.11%
Allowance for Loan Losses to Loans	1.69%	1.82%	1.69%	1.82%
Non-performing Loans to Total Loans	.13%	.86%	.13%	.86%
Net Loan (Recoveries) Charge-offs to Loans	—	.13%	.22%	.16%
Provision for Loan Losses	$300	$600	$500	$800